Exhibit 99.1

The Cost of Unhealthy

Dan Thomson, DVM, discusses health and management opportunities from conception to consumption.

It was an eight-year observational study that shed light on the economic losses realized when cattle get sick during the feeding phase. From 1992-2000, the Texas A&M Ranch to Rail program evaluated factors affecting the performance, carcass quality and value of feedlot steers.

On a per head basis, there was a $87.60 swing on net return during the feeding phase based on performance and medicine costs. On the rail, that translated to 40% of healthy animals grading Choice, with only 27% of sick cattle reaching the same quality grade.

Now, the number of healthy cattle grading Choice and higher has more than doubled to at least 80%, says veterinary consultant and Iowa State University veterinarian and professor Dan Thomson, DVM. Using the same ratio of healthy cattle to sick cattle from the Ranch to Rail study, he estimates 67% of sick cattle now achieve a Choice quality grade.

“Think of how far we’ve come in 20 years,” Thomson says. “But, that’s still a significant amount of dollars lost.”

In addition to his work at Iowa State, Thomson is an owner and managing partner of Production Animal Consultation (PAC) — a consultant and research group providing veterinary oversight for about 30% of cattle on feed nationwide. The group also has a cow-calf network of 50 veterinary practices that service nearly 1 million pairs throughout the High Plains and the West.

A third-generation veterinarian, Thomson was raised at his dad’s and grandfather’s veterinary clinic in Clearfield, Iowa. He recalls many freezing nights helping perform C-sections and pulling calves in deep snowbanks.

With a bachelor’s degree in animal science from Iowa State University, Thomson opted for a career in nutrition — at first. He ventured into the feedlot world, earning a master’s and doctorate in ruminant nutrition from South Dakota State and Texas Tech University, respectfully, along the way.

“The lightbulb came on when I was working in feed yards, seeing the ability to tie together production and medicine,” he recalls. “I wanted to be able to solve problems holistically for our cattle feeding entities.”

With that conviction, he received a DVM from his undergraduate alma mater in his home state and built a career bridging the gap in health management practices from conception to consumption. Drawing on experience and leadership, Thomson discusses opportunities across the entire industry to add more value to beef.

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At the ranch

Everything at the ranch prepares the calf for a successful trip to the feedyard and to harvest. Once a calf is born, almost everything from that point forward in the environment — exposure to disease or management practices — will influence optimum growth and carcass quality.

“As I look at the recipe for marbling,” Thomson shares, “I think of it as this: In a perfect environment with perfect nutrition and things to that nature, the animal has the opportunity for maximum growth.

“Any day that we decrease the intakes, or the optimum performance, is a day that we don’t get back and we can’t make up for,” he says.

Preconditioning and temperament are the best way to prep calves for the next phase to maintain marbling potential. During preconditioning, he recommends establishing vaccination protocols and teaching calves to eat from bunks and to drink from water tanks. That way, those practices are not stressors when calves arrive at the feedlot.

In tandem with preconditioning is improving temperament — in particular, acclimating cattle to humans. When cattle identify a human as a caregiver, the sooner they will trust their caregivers and show clinical signs.

“If cattle don’t trust people, they’re going to hide clinical signs until they’re so sick that we have a hard time catching up,” the veterinarian points out. “Not only does temperament maintain improvement in profitability and health and performance on the ranch, but it also parlays into improved performance and carcass characteristics at the feedlot.”

As the current chair of the National Cattlemen’s Beef Association’s Animal Welfare Committee, he highlights the importance of following Beef Quality Assurance protocol and parallels the program to planning for international travel. In the same way people get required vaccinations and learn some of the culture and language before traveling to a foreign country or new destination, cattle need to prepare for a new environment.

“At the end of the day, what we’re talking about is a change of address for cattle, prepping them to be prepared for a trip,” he says.

The last 48

Thomson says one of the biggest opportunities in the industry for retaining value is the last 48 hours cattle are on feed. While 1,200 pounds used to be the normal finishing weight, animals are now heading to the plant at 1,500 to 1,600 pounds. Heavier animals have a harder time moving — making low-stress handling even more important.

At this point in the journey, the priority is preventing cattle from going down on the truck or while walking to the plant, and reducing causes of dark cutting beef. Thomson says an animal that goes down must get up on its own without the aid of sorting sticks or hotshots. If it doesn’t, it is condemned per USDA-FSIS protocol and will be taken to rendering — making it a complete loss. Dark cutting beef, which occurs from over exertion, is severely discounted and costs about $5 per head across the industry.

Thomson outlines key management practices during the final 48 hours to optimize value: keeping feed in front of animals and maintaining their normal routine prior to shipping; sorting and getting cattle out of pens calmly, walking them to the loadout with a lead rider and minimizing the distance from the home pen to loadout; and keeping animals shaded and watered at the staging area. On the truck, overcrowding and driving habits like swerving and abrupt accelerating and decelerating can greatly increase stress.

“Feeding cattle today is precision agriculture, and we take care of these cattle with the greatest care. We don’t want to lose 200 days of precision in the last 5 minutes at the yard,” Thomson says.

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Rail to retail

As a consultant for the processing industry, Thomson highlights two areas for constant improvement: human safety and animal welfare. “What is good for cattle welfare and cattle flow in the back of the plant is what is good for human safety,” he says.

For instance, when cattle act aggressively toward handlers, it’s generally because they don’t know where to go and are scared. He is encouraged by improvements at the lairage stage across the industry to improve handling, including the use of rubber flooring, shade, lighting patterns, misters and water.

He recalls helping install the first Bud Tub in a processing plant at the National Beef Dodge City plant, which allowed for two people bringing animals up instead of five or six. “It’s a good day when people are bored and cattle just flow through the system,” he says.

Keeping cattle calm through this stage helps yield the most tender beef. From his experience on health and welfare committees for McDonald’s, Tyson, Dine Brands and more, Thomson says the story of safe handling throughout the animal’s life is just as important as having high-quality product to market.

“Those retailers want to be engaged in the industry,” he says. “They are basically the face of our industry… and as they roll out beef products, they are constantly questioned by activist groups about animal welfare, antibiotics and sustainability.”

Working with these organizations and applying their insight across the industry chain helps sell more beef and increase demand and price. A key part of that sale is connecting producers with shoppers to share how cattle are humanely raised.

“Nobody can connect with a consumer from any food animal industry better than a rancher or people in the beef industry,” Thomson says. “The more we communicate, the more we open our gates to people who do not have ill will, and the better off we’re going to be.”

Fiscal Year 2022 Financial Results

U.S. Premium Beef, LLC’s (USPB) financial results decreased in fiscal year 2022 as compared to the prior fiscal year. For the year, which ended December 31, 2022, USPB recorded net income of $169.4 million compared to $359.5 million in 2021, a decrease of approximately $190.1 million. The decrease in USPB’s net income was due to significantly lower net income at National Beef Packing Company, LLC (NBP). For the year, NBP realized net income of $1.2 billion, a decrease of approximately $1.3 billion over the prior year. The combined effects of lower gross margins per head and higher costs led to lower profitability in 2022 as compared to 2021.

In fiscal year 2022, USPB made significant distributions to its members. In total, USPB distributed $237.7 million ($145.9 million in discretionary distributions and $91.8 million in tax distributions). On a per unit basis, USPB distributed $315.52 per combined Class A and Class B unit.

For fiscal year 2022, producers delivered 808,978 head of cattle through USPB to NBP’s Kansas plants and 66,238 to NBP’s Iowa plant. For the year, average gross premiums for cattle delivered to the Kansas plants was $78.24 per head and $72.88 per head to the Iowa plant.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables NBP to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

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USPB Young Producers Council Meets

Since 2016, the USPB Young Producers Council (YPC) program has provided young men and women with opportunities to become better acquainted with USPB and the company’s relationship with National Beef. YPC participants tour National Beef’s processing facility in Dodge City, Kansas; the USPB and National Beef headquarters; the Kansas City Steak Company in Kansas City, Missouri, and National Beef Leathers in St. Joseph, Missouri.

The most recent YPC group is pictured left after completing a tour of the St. Joseph hide facility.

If you have a young staff member who may benefit from the YPC program, please email us with their information at uspb@uspb.com.

Pictured back row (l to r) are: Robby Strube, Tait Wilson, Raul Lizardo, Russ Taddiken, James Holz, Clay Kniebel, Matthew Heckel and Jeremy Mock. Pictured front row (l to r) are: Brody Thayer, Tommy Thayer, Andrew Kabes, Sarah Kabes, Paige Taddiken, Megan Holz, Shannon Kniebel, Corey Krier and Tim Maldonado.

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From the Ranch: Giles and the Grid

 In 1947, the Giles Family took the first steps in establishing a multi-generational cow-calf operation north  of Ashland, Kansas. Today, Roger and Cathy Giles and their three daughters, Katie, Jenny and Molly,  carry out Roger’s grandfather’s vision managing Giles Ranch in Clark County.

The herd is almost exclusively Angus, with ownership retained through finish. A few head get  harvested locally to supply the family’s home-raised Giles Ranch Beef company, but most calves head just  southwest of Ashland to Shaw Feedyard, a custom yard managed by Katie’s husband Brett. From there,  cattle are harvested through USPB and processed at National Beef for national and international  distribution.

Putting data to work

Roger says retained ownership has been part of the family’s marketing strategy for years, making USPB a natural fit for supporting the operation. “We have been part of U.S. Premium Beef since inception… and it’s been a tremendous boom to what we do,” he says.

He describes that back in the ’80s and early ’90s, cattle were almost exclusively sold on the average, and the beef industry was losing considerable ground to pork and poultry in the marketplace. Premiums were a rarity, to say the least, and producers earned the same price on cattle no matter the quality.

“We used to feed some cattle an extra 30 to 60 days before we could sell them. You couldn’t get anybody to buy them. We had to do what they call the ‘yellow sheet’ — you lined up and took what they decided they wanted to give you for them,” he explains. “The only way to make extra money was through cheaper cost of gain, more efficient gain, less death loss, things like that. We thought we could do better.”

These struggles are resolved now with the help of USPB’s quality-based grid system, which Giles considers the gold standard of the industry. Cattle are valued individually and have market access at National Beef packing facilities.

Additionally, carcass data coming back to the ranch has allowed for a better product for the consumer, “which is the ultimate goal,” Roger adds. “We use the data to constantly improve the quality of our beef, which makes a great eating experience for the consumer.”

This data includes hot carcass weight, yield grade and quality grade, amongst many others. In combination with feed efficiency data from the feedyard, the Giles’ apply this crucial data to the breeding program back on the ranch — paying particular attention to the first three sets of calves out of a cow to determine her long-term potential. Today, their finished calves grade almost 100% Choice and higher.

With the fifth and sixth generation of Giles taking over the reins, the family looks to USPB as an integral partner for sustained growth.

“Bottom line, U.S. Premium Beef gives you surety of where you’re going and what you’re doing, instead of just buying cattle and hoping you bought the right ones,” Roger says. “The speed with which we improved our cattle still amazes me, and we’re not done yet.”

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Dodge City Kill Floor Transformation Continues

Dodge City is installing a new hide-on carcass wash and kill skinning line as part of its ongoing initiative to improve utilities and infrastructure for increased employee and food safety.

As it turns out, August was the perfect month to begin testing the brand-new hide-on carcass wash in Dodge City.

“The cattle are still relatively clean at the end of summer,” said James Brownback, Vice President and General Manager in Dodge City. “In the winter months, cattle end up covered in mud and ice, and it’s a lot of work for our skinning line team. With the new carcass wash, they won’t have to work through all that external material. The new carcass wash will remove the majority of it.”

This summer’s August 1st go-live date gave the team plenty of time to get past the learning curve of operating this new system, which -— along with an in-process new skinning line — are part of the ongoing efforts to modernize and expand Dodge City’s kill floor.

The transformation, which includes doubling the square footage of the space from 25,000 to just shy of 50,000 square feet and an investment of nearly $75 million, is not intended to increase capacity or output.

This initiative is designed to improve animal welfare, food safety, and above all, human safety.

The team behind the project is going above and beyond in its mission to eliminate foodborne illness and improve workplace safety for Dodge City’s employees.

“After implementing this in Liberal, and now in Dodge City, National Beef® has applied for numerous patents on the carcass wash and the controls that accompany it,” Brownback said. “The whole integrated package represents a great deal of intellectual property.”

This iteration of the carcass wash system is an evolution of what National Beef commissioned and built in the Liberal, Kansas, facility.

“We took that design and thought about how we could improve it to be more durable and reliable,” said Dave Kalscheur, Vice President of Engineering. “That took a bit of time to sort out, but we’re thrilled with the system we designed. In the end, it should deliver a much cleaner carcass to the team on the skinning line.”

“That’s the real benefit of the new system,” Kalscheur continued. “And it will have an immediate positive impact on all those employees’ workload and the cleanliness of the entire skinning operation.”

The “skinning operation,” an expansion of the facility’s current skinning line, is phase two of this upgrade project. Its design is currently being fine-tuned, and the team expects it to be operational in early 2024.

“As workplace standards continue progressing and food safety becomes increasingly important, we need to drive innovation,” said Brownback. “So, we’ve put a lot of thought into what this skinning line needs to look like from an employee standpoint, from a regulatory standpoint, and a quality assurance standpoint.”

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“Primarily, we’re adding real estate,” Kalscheur added. “Not to increase capacity, but to increase employee comfort and safety while continuing to assure food safety. The new space and a new, deeper bench design will give the team more room to work safely, more room for training and better ergonomics, both at the workstation and getting to and from the workstation. We’re also incorporating industry-leading environmental controls for managing the heat and humidity that kill floors are notorious for generating.”

Together, phase one and phase two of this kill floor expansion initiative will allow the Dodge City facility to do true hide-on, hide-off separation, which keeps the “dirty” (hide-on) and the “clean” (hide-off) components of the process fully separated, which further improves food safety by reducing airborne particles and the risk of cross-process contamination.

“Ultimately, we’ll be running the same processes we run today,” Brownback said. “Our team will be doing the same jobs they do today. But it will all be a lot safer for employees, safer for our consumers, and will better position Dodge City to meet and exceed future industry standards.”

2022 Beef Exports Set Annual Records

U.S. beef exports set annual records for both volume and value in 2022, according to year-end data released by USDA and compiled by the U.S. Meat Export Federation (USMEF).

Despite slowing toward the end of the year, beef exports reached 1.47 million metric tons (mt), up 2% from the previous high in 2021. Export value climbed to a record $11.68 billion, up 10% from 2021 and nearly 40% above the previous five-year average. The U.S. exported a record share of its record-large beef production in 2022, and at higher prices. Beef exports achieved annual records in many individual markets, including South Korea, China/Hong Kong, Taiwan, the Philippines, Singapore, Colombia, Guatemala and the Dominican Republic.

In December, beef exports trended lower than a year ago at 112,707 mt, down 7%, while value fell 21% to $782.6 million. The December decline was due in part to a sharp drop in exports to China/Hong Kong, where demand had been constrained by persistent zero-COVID policies. China lifted most COVID restrictions in early December and resumed some international travel in early January. Along with the recent easing of COVID-related cold chain regulations and inspections, these changes offer a more optimistic demand outlook for 2023.

“2022 was a ground-breaking year for U.S. beef’s international presence, with global demand stronger than I’ve seen in all my years in the industry,” said USMEF President and CEO Dan Halstrom. “Late in the year, exports certainly felt the impact of persistent headwinds in our large Asian markets, including depressed trading partner currencies and COVID-related challenges in China, but the long list of countries in which records were set showcases the industry’s focus on diversifying export markets. While the year ahead will be challenging due to supply constraints, the exchange rate situation has improved and we still see room for growth in the foodservice sector as more regions continue their gradual rebound from COVID.”

Visit USMEF.org/news for more information about 2022 year-end results on red meat exports.

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Renew Your Beef Quality Assurance Certificate

In January 2019, any USPB cattle feeder who shipped finished cattle directly to one of National Beef’s processing facilities was required to be certified in the Beef Quality Assurance (BQA) program. This same requirement became effective for livestock transportation carriers Jan. 1, 2020. Since the 1970s, the BQA program has provided new and improved ways of raising cattle with modern consumers in mind. It is funded in-part by the Beef Checkoff.

“The BQA program helps keep cattle producers focused on management practices that produce high quality cattle and a safe beef supply,” said Josh White, senior executive director, producer education and sustainability with the National Cattlemen’s Beef Association. “Now more than ever, BQA is being leveraged through the supply chain to communicate with buyers of beef that our industry is committed to raising cattle the right way.”

Beef producers can become certified online at BQA.org, or at a state sponsored in-person meeting where BQA educational seminars are hosted. BQA certifications are valid for three years. As a certification nears expiration, notices for renewal will be sent six months, 90 days and 30 days prior to expiration.

Consumers seek data across the beef supply chain about how producers practice animal welfare and safe cattle handling techniques. To help connect the dots from consumer to producer, a Checkoff-funded video campaign, “Chef’s Roll,” connects chefs with members of the beef industry to get a behind-the-scenes-look at beef production. See USPB Qualified Custom Feedlot member Tom Fanning of Buffalo Feeders in action as he describes BQA principles to Chef Kathryn Mathis in this video: Youtube.com/watch?v=Lyrtejirr3c&t=1s.

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Upcoming Sales 2023

Looking to enhance herd genetics? Check out sale dates for USPB’s Qualified Seedstock Suppliers.

March 17	April 8
Marshall & Fenner	Fink Beef Genetics
Malta Bend, MO	Randolph, KS

Rishel Angus North Platte, NE	April 21 Cow Camp Lost Springs, KS

March 18 Molitor Angus Ranch Zenda, KS	May 1 Gardiner Angus Ranch Ashland, KS

March 19 Briarwood Farms Butler, MO	Private Treaty Blair Brothers Angus Sturgis, SD

March 25 Sandhill Farms Haviland, KS	Crawford Angus Adair, IA

March 27 Oleen Brothers Dwight, KS	Harms Plainview Ranch Lincolnville, KS

March 28 Ferguson Angus Agra, KS	Heartland Simmental & Angus New Hampton, IA

April 1 Gardiner Angus Ranch Ashland, KS	McCurry Bros. Angus Sedgwick, KS

For more information and links to sale details, visit www.uspremiumbeef.com.

To access the USPB website from your smartphone or tablet, use the camera on your device to scan the QR code to direct you to USPB.com.

Did You Know...

•	If your contact information has changed recently, please notify the USPB office via email at uspb@uspb.com.
•	Please notify the USPB office if you have unused Class A delivery rights you wish to make available for lease.
•	USPB has a Transfer on Death (TOD) form, which can be used with your existing estate planning documents. Please call the USPB office at 866-877-2525 for more information.

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